Exhibit 99.1

NEWS RELEASE	Contact:
Karin B. Sagar
(808) 665-3737
Karin.Sagar@kapalua.com

MAUI LAND & PINEAPPLE REPORTS 3rd QUARTER 2010 RESULTS

Lahaina, Hawaii, November 1, 2010….. Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported net income of $20.0 million, or $1.35 per share, for the third quarter of 2010, compared to a net loss of $25.5 million, or ($3.17) per share, for the third quarter of 2009.  Revenues for the third quarter of 2010 were $8.2 million, compared to $20.1 million for the third quarter of 2009.

For the first nine months of 2010, the Company reported net income of $12.7 million, or $1.23 per share, compared to a net loss of $92.9 million, or ($11.57) per share, for the first nine months of 2009.  Revenues for the first nine months of 2010 were $27.3 million, compared to $39.5 million for the first nine months of 2009.

Net income for the third quarter and first nine months of 2010 include the recognition of $25.7 million of the gain that was deferred from the March 2009 sale of the Plantation Golf Course, as a result of required improvements to the irrigation system and the leaseback of the golf course.  The remaining $2.0 million gain will be recognized from October 2010 through the expiration of the lease in March 2011.

During the third quarter of 2010, the Company sold the Kapalua Bay Golf Course and the adjacent maintenance facility for $24.1 million, and utilized $20.0 million of the proceeds to pay down its outstanding debt.  Similar to the Plantation Golf Course sale, the Company is leasing back the golf course, and the sale was accounted for as a financing transaction.  Accordingly, the gain is deferred and will be recognized upon completion of certain sale obligations and the expiration of the lease in March 2011.

As previously reported, the Company successfully completed a $40 million shareholder rights offering in August 2010 and utilized the proceeds to retire $40 million of outstanding convertible notes.

“MLP’s third quarter results include the recognition of the gain from the Plantation Golf Course sale, which occurred a year and a half ago,” stated Tim Esaki, Chief Financial Officer.  “The Company is making continued progress in strengthening its financial position and streamlining its operations.  While we still need to work through a number of challenges, we have a sound business plan and a solid team that is focused on building shareholder value.”

The Community Development segment reported an operating loss of $499,000 for the third quarter of 2010, compared to an operating loss of $16.2 million for the third quarter of 2009.  For the first nine months of 2010, the Community Development segment produced an operating profit of $237,000, compared to an operating loss of $60.4 million for the first nine months of 2009.  Losses attributable to the Company’s investment in Kapalua Bay Holdings, LLC in 2009 were the primary reason for the improved results reported in 2010.  Revenues from this operating segment were $2.6 million for the third quarter of 2010, compared to $12.1 million for the third quarter of 2009; and $9.3 million for the first nine months of 2010, compared to $15.9 million for the same period in 2009.  Lower revenues in the third quarter and first nine months of 2010 reflect lower sales of real estate inventories, partially offset by increased revenues from the Company’s leasing and realty operations.

The Resort segment reported an operating profit of $23.5 million for the third quarter of 2010, compared to an operating loss of $3.4 million for the third quarter of 2009.  For the first nine months of 2010, the Resort segment reported an operating profit of $18.3 million, compared to an operating loss of $12.2 million for the same period in 2009.  Operating profit for the Resort segment in 2010 resulted from the gain from sale of the Plantation Course, as mentioned above.  Revenues from the Resort segment were $5.6 million for the third quarter of 2010, compared to $7.6 million for the third quarter of 2009; and $17.9 million for the first nine months of 2010, compared to $22.9 million for the first nine months of 2009.  Lower revenues in the third quarter and first nine months of 2010 reflect the absence of revenues from The Kapalua Villas and Kapalua Adventures as those operations were leased to third parties in December 2009.  The results reported by the Company’s operating segments include allocations of corporate and administrative overhead charges.

About Maui Land & Pineapple Company, Inc.

Maui Land & Pineapple Company, Inc., organized in 1909, is a landholding, real estate development and asset management company headquartered on Maui, Hawaii.  The Company owns approximately 24,000 acres of land on Maui, including its principal development, the Kapalua Resort, a 1,650 acre master-planned, destination resort community.

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MAUI LAND & PINEAPPLE COMPANY, INC.

Report of Consolidated Operations

(Unaudited)

(in thousands except per share amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
Operating Revenues
Community Development	$2,632	$12,133	$9,260	$15,920
Resort	5,601	7,602	17,904	22,935
Other	2	336	104	673
Total Operating Revenues	$8,235	$20,071	$27,268	$39,528

Operating Profit (Loss)
Community Development (1)	$(499)	$(16,162)	$237	$(60,377)
Resort (2)	23,520	(3,448)	18,342	(12,216)
Other	(700)	(796)	1,153	(3,586)
Total Operating Profit (Loss)	22,321	(20,406)	19,732	(76,179)
Interest Expense, net	(2,355)	(2,642)	(8,216)	(6,807)
Income Tax Expense	261	1,007	176	207
Income (Loss) from Continuing Operations	20,227	(22,041)	11,692	(82,779)
Income (Loss) from Discontinued Operations	(200)	(3,445)	1,043	(10,149)
Net Income (Loss)	$20,027	$(25,486)	$12,735	$(92,928)

Income (Loss) Per Common Share - Basic and Diluted
Continuing Operations	$1.36	$(2.74)	$1.13	$(10.31)
Discontinued Operations	(0.01)	(0.43)	0.10	(1.26)
Net Income (Loss)	$1.35	$(3.17)	$1.23	$(11.57)

Average Common Shares Outstanding
Basic and diluted	14,882,010	8,047,228	10,376,392	8,034,045

NOTES:

The Company’s reports for interim periods utilize numerous estimates of general and administrative expenses, and other costs for the full year.  In addition, revenues from land sales are sporadic.  Consequently, amounts in the interim reports are not necessarily indicative of results for the full year.  The Company’s Agriculture segment is reported as discontinued operations and prior period amounts have been reclassified for comparability.

(1)          Operating loss for the Community Development segment for the three months and nine months ended September 30, 2009 include losses from the Company’s equity interest in Kapalua Bay Holdings of $22.8 million and $47.2 million, respectively.

(2)          Operating profit for the Resort segment for the three months and nine months ended September 30, 2010 include $25.7 million of the gain from March 2009 sale of the Plantation Golf Course.

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